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Exhibit 99.1

[QCR HOLDINGS, INC. LOGO]	DIVIDEND REINVESTMENT PLAN (the "Plan") AUTHORIZATION CARD

I authorize QCR Holdings, Inc. ("The Company") to pay to Illinois Stock Transfer Company all cash dividends on the number of whole shares of Common Stock held of record in the account shown on the reverse side and on all shares subsequently acquired having identical registration and cash dividends on shares (including fractional shares) credited to my account under the Plan. I appoint Illinois Stock Transfer Company as my agent to apply such dividends to the purchase of full and fractional shares of the Company's Common Stock under the Plan.

My participation in the Plan and this authorization are subject to the terms and conditions of the Plan.	Dear Stockholder, Please detach this stub before mailing
(Continued and to be signed on reverse side)

	AUTHORIZATION CARD—DIVIDEND REINVESTMENT PLAN	(Continued from reverse side)
A signed card must be returned for each account to be enrolled in the Plan. Dividends on shares held of record in the following account will be reinvested as indicated.
Dear Stockholder, Please detach this stub before mailing
Reinvest any dividends payable to me on:
☐ All shares I/we own
☐ Only the number of shares I choose #
PLEASE SIGN BELOW
X

X

Please sign exactly as name(s) appear above. If it is a joint account, each joint owner must sign. Executors, trustees, etc. should give full title.
3055	Date	Telephone Number

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  Exhibit 99.1